Exhibit 10.1

William H. Williams
President and CEO

June 24, 2009

Mr. Edward F. Dunlap

Dear Ed:

I am delighted to offer you employment with Harry & David as Senior Vice President/Chief Financial Officer, reporting to me. This letter sets forth the details of our offer, as follows:

•	The starting date of your employment will be, by mutual agreement, in late July or early August 2009.

•

Annualized base salary will be $390,000, which is $16,250 per bi-monthly pay period (less applicable withholding). Future pay actions are contingent upon individual performance, external market competitiveness, and internal equity.

•

You are also eligible to receive a sign-on bonus totaling $115,000. The first portion of the sign-on bonus in the amount of $50,000 (gross) will be payable August 2009. This bonus is contingent upon your continued employment for a minimum of twelve months from your date of hire. If you chose to resign your position within your first twelve months of employment, the full sign-on bonus, net of taxes, would be payable to the Company. The second portion of the sign-on bonus in the amount of $65,000 (gross) is contingent upon the purchase of a house or condominium in the Rogue Valley within 12 months of your date of employment.

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You are eligible for a Management Bonus commencing with Fiscal Year 2010, which begins June 28, 2009. The bonus award opportunity ranges from 0 percent to 100 percent of annual base salary, with a target of 50 percent. Awards are based on adjusted EBITDA of Harry & David and upon an assessment of your individual performance. Bonus awards are typically paid out in August following the completion of the fiscal year.

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You will be eligible for Long Term Incentive compensation targeted at a FY13 value of $1,200,000 based on Harry & David’s Fiscal Year plans for the period June 28, 2009, through the end of June 2013. Your stock option grant will be for 8,000 shares at a strike price of $150 per share. The option shall not be exercisable as of the date of the grant. The option shall become exercisable in respect of 33.3% of the option shares on June 17, 2010 and June 17, 2011 with the remainder vesting June 17, 2012. In the event of a change of control as defined in the Harry & David Holdings, Inc. Non-Qualified Stock Option Agreement, any unvested options would fully vest.

HARRY & DAVID HOLDINGS, INC. • 2500 SOUTH PACIFIC HIGHWAY • PO BOX 2500 • MEDFORD, OREGON 97501

T 541.864.2500 • harryanddavid.com

Mr. Edward F. Dunlap

June 24, 2009

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In the absence of a formal employment agreement and in the event that your employment with Harry & David were to be involuntarily terminated for reasons other than cause, you will receive (conditioned on your signing a complete release) a payment equivalent to twelve months current base salary.

•

You will be eligible to participate in the Harry and David Flexible Benefits Plan on the first of the month following 90 days of employment. The Flexible Benefits Plan includes the following coverage, with respect to which you may choose your level of participation:

•	Medical and Dental Insurance

•	Life Insurance Options

•	Disability Insurance

•	Personal Accident Insurance

•	Dependent Life Insurance

•	Before-tax Health Care and Dependent Care Accounts

•

As part of this agreement, Harry & David will reimburse you for COBRA premiums above current cost of coverage you may pay above employee rates for benefit continuation through your current employer prior to eligibility for Harry and David’s Flexible Benefits Plan.

•	You will be eligible for four weeks of Paid Time Off (PTO) annually. The Company also currently provides 11 paid holidays each year.

•

You will have the opportunity to participate in our 401(k) Plan after completion of 1,000 working hours. You are allowed to contribute up to 95 percent of your compensation to the Plan subject to a dollar limit imposed under the tax laws (which is $22,000 including $5,500 catch-up contribution for 2009).

•	Relocation assistance will be provided as follows to support your move:

•	Mileage at the Harry & David standard reimbursement rate for driving your personal vehicle from the San Francisco Bay area to the Rogue Valley.

•	If required, nominal costs associated with transportation of household goods to the Rogue Valley.

•	Temporary housing in Harry & David corporate housing for up to 90 days following your employment date. Any extension of temporary housing benefits requires approval and may be taxable.

The foregoing is a short summary of the benefits and incentive plans for which you will be eligible. To the extent the summary is incomplete, or if there is any inconsistency between this summary and the official plan texts, the provisions of the official text will control. Of course, the Company reserves the right to change or terminate any or all of the benefit and compensation plans at any time.

Mr. Edward F. Dunlap

June 24, 2009

As a condition of employment, you will be required to sign a non-disclosure agreement, which states, in general, that you will not disclose proprietary information to any person and that for the period of your employment, you will not engage in direct competitive activity.

As you may know, Harry & David employs people on an “at will” basis, which means that either the employee or the Company may terminate the employment relationship at any time and for any reason. No one may make a contrary arrangement with you.

This letter contains the entire employment agreement between Harry & David and you and may not be amended except by agreement in writing signed by both parties.

If you have questions, please do not hesitate to give me a call. If the offer described above is satisfactory to you, please indicate your acceptance by signing and returning the enclosed copy of this letter to Rudd Johnson in the enclosed envelope.

Ed, I believe that you will be a major contributor to the Company and will play a key role as a member of the Harry & David executive team. The entire management team and I are eager for you to join us in exceeding our growth and profit objectives.

Sincerely,

/s/ Bill Williams

cc: Rudd Johnson

Accepted:

/s/ Edward F. Dunlap	6/25/09
Edward F. Dunlap	Date